UNITED STATES
       SECURITIES AND EXCHANGE COMMISSION
             Washington, D.C. 20549


                    FORM S-8

Registration Statement Under The Securities Act of 1933

         MAS Acquisition III Corp.
(Exact name of registrant as specified in its charter)


          Delaware                          35-1990562
(State or other jurisdiction of        (I.R.S. Employer
of incorporation or organization)       Identification No.)

1710 E. Division St., Evansville, Indiana      47711
(Address of principal executive offices)     (Zip Code)

Consulting Services Agreements Compensation Plan
             (Full name of the plan)

                  Aaron Tsai
                  President
            MAS Acquisition III Corp.
              1710 E. Division St.
              Evansville, IN 47711
   (Name and address of agent for service)

                (812) 479-7266
(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered:  Common Stock
Amount to be registered:   100,000 shares
Proposed maximum offering price per share:  $0.001
Proposed maximum aggregate offering price:  $100.00
Amount of registration fee:  $0.03

                   AVAILABLE INFORMATION

     MAS Acquisition III Corp. (the "Company" or the "Registrant"), is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at its regional offices at Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661, and Seven World Trade Center, New York, New York 10048. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, certain of such materials are also available through the Commission's Electronic Data Gathering and Retrieval System ("EDGAR").

                         PART I

     INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     The Company hereby registers 100,000 shares of its common stock to be issued pursuant to Consulting Services Agreements entered into between the Company and two individuals who have provided consulting services, Charles S. Roberson and David E. Carra, as compensation for such services at an agreed upon value of $0.001 per share. Other information required by Part I is included in documents sent or given to the parties to the Consulting Services Agreements pursuant to Rule 428(b)(1).

                        PART II

     INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

     The following documents heretofore filed with the Commission by the Registrant (File No. 0-24897) are incorporated by reference in this registration statement:

(a) The Company's Registration Statement on Form 10-SB/A filed on November 27, 1998 (File No. 0-24897), amending the Registration Statement on
Form 10-SB initially filed on September 16, 1998 pursuant to Section 12(g) of the Securities Exchange Act which became effective on November 15, 1998 pursuant to Section 12(g)(1)(B) of the Securities Exchange Act of 1934.

(b) All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since November 15, 1998:
The Company's Quarterly Report on Form 10-QSB for the quarter ended September 30, 1998 and the Company's Annual Report on Form 10-KSB for the year ended December 31, 1998.

(c)  The description of the Company's Common Stock contained in Item
8 of Part I of the Registrant's Registration Statement on Form 10-SB/A filed on November 27, 1998.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference in this Registration Statement on Form S-8, and shall be a part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superceded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superceded shall not be deemed, except as so modified or superceded, to constitute a part of this registration statement.

ITEM 4. DESCRIPTION OF SECURITIES

     Not Applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

     Not Applicable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Company shall indemnify to the fullest extent permitted by, and in the manner permissible under the laws of the State of Delaware, any person made, or threatened to be made, a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he is or was a director or officer of the Company, or served any other enterprise as director, officer or employee at the request of the Company. The Board of Directors, in its discretion, shall have the power on behalf of the Company to indemnify any person, other than a director or officer, made a party to any action, suit or proceeding by reason of the fact that he/she is or was an employee of the Company.

     Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Company, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceedings) is asserted by such director, officer, or controlling person in connection with any securities being registered, the Company, will unless in the opinion of its counsel the matter has been settled by controlling precedent, submited to a court of appropriate jurisdiction of the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issues.

INDEMNIFICATION OF OFFICERS OR PERSONS CONTROLLING THE COMPANY FOR LIABILITIES ARISING UNDER THE SECURITIES ACT OF 1933, IS HELD TO BE AGAINST PUBLIC POLICY BY THE SECURITIES AND EXCHANGE COMMISSION AND IS THEREFORE UNENFORCEABLE.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED

     Not Applicable

ITEM 8.  EXHIBITS.

     The Exhibit Index immediately preceding the exhibits is incorporated herein by reference.

ITEM 9.  UNDERTAKINGS

1. The undersigned Registrant hereby undertakes that for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

2. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.
In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

THE REGISTRANT. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Evansville, State of Indiana, on February 11, 1999.

MAS Acquistion III Corp.

                         By: /s/ Aaron Tsai
                         ----------------------------------
                         Aaron Tsai
                         President, Chief Executive Officer
                         Treasurer and Director

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

MAS Acquisition III Corp.

Date: February 11, 1999

                          By: /s/ Aaron Tsai
                          ----------------------------------
                          Aaron Tsai
                          President, Chief Executive Officer
                          Treasurer and Director

Date: February 11, 1999

                          By: /s/ Chia-Lun Tsai
                          ----------------------------------
                          Chia-Lun Tsai
                          Vice President and Director

EXHIBIT INDEX

Exhibit   Description
Number
5.1       Opinion of Arthur W. Schlenkert
23.1      Consent of Arthur W. Schlenkert
23.2      Consent of Tubbs & Bartnick, P.A.
99.1      Consulting Services Agreement - Charles S. Roberson
99.2      Consulting Services Agreement - David E. Carra

EXHIBIT 5.1 - OPINION REGARDING LEGALITY

February 12, 1999

Board of Directors
MAS Acquisition III Corp.
1710 E. Division St.
Evansville, IN 47711

Re:Consulting Services Agreement Compensation Plan
   Registration Statement on Form S-8

Gentlemen:

I have acted as counsel to MAS Acquisition III Corp., a Delaware corporation ("Company"), in connection with the filing of the Company's registration statement on Form S-8 with the Securities and Exchange Commission on this date or in early February, 1999, ("Registration Statement") under the Securities Act of 1933, as amended.

According to information and documentation supplied by the Company, the Registration Statement is being filed in connection with the Company's offering of 100,000 shares of common stock ("Shares") pursuant to the Company's Consulting Services Agreements ("Agreements") which it entered into with Charles S. Roberson and David E. Carra on February 8, 1999.

I am familiar with the proceedings to date with respect to such offering and examined such records and documents and am satisfied with those matters of fact I considered relevant as a basis for providing this opinion.

For purposes of this opinion, I assumed the authenticity of all documents submitted to me at my request. I also assumed the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto, and the due authorization, execution and delivery of all documents by the parties thereto.

I am of the opinion that when the Registration Statement shall have become effective and the Shares shall have been issued on the terms contemplated by the Plan, the Shares will be legally issued, fully paid and non-assessable.

This opinion shall be limited to the laws of the State of Delaware and the federal laws of the United States of America.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Arthur W. Schlenkert
Arthur W. Schlenkert

EXHIBIT 23.1 - CONSENT OF COUNSEL

February 11, 1999

Board of Directors
MAS Acquisition III Corp.
1710 E. Division St.
Evansville, IN 47711


Dear Gentlemen:

I hereby consent to being named in the Registration Statement as the attorney who will pass upon legal matters in connection with the sale of the shares referred to therein, and the filing of my opinion as an Exhibit to the Registration Statement.

Very truly yours,

/s/ Arthur W. Schlenkert
Arthur W. Schlenkert

EXHIBIT 23.2 - CONSENT OF ACCOUNTANTS

        CONSENT OF INDEPENDENT CERTIFIED ACCOUNTANTS

We hereby consent to the use in this Registration Statement on Form S-8 of our report dated January 11, 1999, relating to the financial statements of MAS Acquisition III Corp. as of December 31, 1998.



                 /s/ TUBBS & BARTNICK, P.A.
                     TUBBS & BARTNICK, P.A.
                     Certified Public Accountants

February 11, 1999
Boca Raton, Florida

EXHIBIT 99.1 - CONSULTING SERVICES AGREEMENT


     THIS AGREEMENT is made and entered into as of the 8th day of February, 1999, by and between Charles S. Roberson (hereinafter referred to as "Consultant"), and MAS Acquisition III Corp., a Delaware corporation (hereinafter referred to as the "Company").

                    RECITALS

     WHEREAS, Consultant has rendered valuable consulting services to the Company during the period from January 1, 1999 through the date hereof; and

     WHEREAS, the parties desire to memorialize the services of the Consultant and to compensate the Consultant for such services.

     NOW THEREFORE, in consideration of the foregoing, and in consideration of the mutual covenants and promises hereinafter set forth, it is agreed as follows:

     1. Purpose. The Company hereby recognizes and agrees that the Consultant has rendered consulting services and advice to the Company relating to investigation and analysis of prospective business acquisition opportunities.

     2. Compensation. In consideration of the consulting services rendered by each of the Consultants to the Company, the Company hereby agrees to issue 50,000 shares of its common stock to the Consultant (the "Shares"). The Shares shall be valued on the books of the Company at a price of $0.001 per share. By execution of this Agreement, Consultant acknowledges that the Shares are in full payment for the services rendered.

     3. Registration. The Company hereby agrees to issue the Shares pursuant to a registration statement on Form S-8 to be filed with the Securities and Exchange Commission.

     4. Independent Contractor Status. The Consultant has performed the services described herein as an independent contractor and not as an employee of the Company.

     5.    Miscellaneous.

     (a) This Agreement constitutes the entire agreement and understanding between the parties, and supersedes any and all previous agreements and understandings, whether oral or written, between the parties, with respect to the matters set forth herein.

     (b) Any notice or communication permitted or required hereunder shall be in writing and shall be deemed sufficiently given if hand-delivered or sent postage prepaid by registered mail, return receipt requested.

     (c) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors, legal representatives and assigns.

     (d) This Agreement may be executed in any number of counterparts, each of which together shall constitute one and the same original document.

     (e) No provision of this Agreement may be amended, modified or waived, except in a writing signed by all of the parties hereto.

     (f) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware.


     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.




MAS Acquisition III Corp.

BY: /s/Aaron Tsai
    -------------
    Aaron Tsai
    President

CONSULTANT:

/s/ Charles S. Roberson
-----------------------
Charles S. Roberson

EXHIBIT 99.2 - CONSULTING SERVICES AGREEMENT


     THIS AGREEMENT is made and entered into as of the 8th day of February, 1999, by and between David E. Carra (hereinafter referred to as "Consultant"), and MAS Acquisition III Corp., a Delaware corporation (hereinafter referred to as the "Company").

                    RECITALS

     WHEREAS, Consultant has rendered valuable consulting services to the Company during the period from January 1, 1999 through the date hereof; and

     WHEREAS, the parties desire to memorialize the services of the Consultant and to compensate the Consultant for such services.

     NOW THEREFORE, in consideration of the foregoing, and in consideration of the mutual covenants and promises hereinafter set forth, it is agreed as follows:

     1. Purpose. The Company hereby recognizes and agrees that the Consultant has rendered consulting services and advice to the Company relating to investigation and analysis of prospective business acquisition opportunities.

     2. Compensation. In consideration of the consulting services rendered by each of the Consultants to the Company, the Company hereby agrees to issue 50,000 shares of its common stock to the Consultant (the "Shares"). The Shares shall be valued on the books of the Company at a price of $0.001 per share. By execution of this Agreement, Consultant acknowledges that the Shares are in full payment for the services rendered.

     3. Registration. The Company hereby agrees to issue the Shares pursuant to a registration statement on Form S-8 to be filed with the Securities and Exchange Commission.

     4. Independent Contractor Status. The Consultant has performed the services described herein as an independent contractor and not as an employee of the Company.

     5.    Miscellaneous.

     (a) This Agreement constitutes the entire agreement and understanding between the parties, and supersedes any and all previous agreements and understandings, whether oral or written, between the parties, with respect to the matters set forth herein.

     (b) Any notice or communication permitted or required hereunder shall be in writing and shall be deemed sufficiently given if hand-delivered or sent postage prepaid by registered mail, return receipt requested.

     (c) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors, legal representatives and assigns.

     (d) This Agreement may be executed in any number of counterparts, each of which together shall constitute one and the same original document.

     (e) No provision of this Agreement may be amended, modified or waived, except in a writing signed by all of the parties hereto.

     (f) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware.


     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.



MAS Acquisition III Corp.

BY: /s/ Aaron Tsai
   ---------------
   Aaron Tsai
   President

CONSULTANT:

/s/ David E. Carra
-------------------
David E. Carra